Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Danaos Corporation of our report dated March 3, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Danaos Corporation’s Annual Report on Form 20-F for the year ended December 31, 2021.  We also consent to the reference to us under the heading “Experts” in such Registration Statement and to the reference to us under the heading “Results of Operations” in Danaos Corporation’s Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece
March 4, 2022